Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of September 28, 2018, is entered into by and between BIOANALYTICAL SYSTEMS, INC., an Indiana corporation (“Borrower”), and FIRST INTERNET BANK OF INDIANA, an Indiana state bank (“Bank”).

W I T N E S S E T H   T H A T:

WHEREAS, Borrower and Bank entered into certain loan documents, including but not limited to that certain Credit Agreement dated June 23, 2017, as amended by that certain First Amendment to Credit Agreement dated July 2, 2018, as amended by that certain Second Amendment to Credit Agreement dated September 6, 2018 (the “Loan Agreement”); and

WHEREAS, Borrower has applied to Bank for modifications to the Loan Agreement and for the extension of a construction loan in the principal amount of Four Million Four Hundred Forty-Five Thousand and No/100 Dollars ($4,445,000.00) and an equipment loan in the principal amount of One Million Four Hundred Twenty-Nine Thousand Two Hundred Fifty and No/100 Dollars ($1,429,250.00); and

WHEREAS, Bank is willing to make such modifications to the Loan Agreement and extend such additional loans on the terms and conditions stated herein.

NOW, THEREFORE, in consideration of these premises and the undertakings of the parties hereto, Borrower and Bank hereby agree as follows:

A.       Effect of Amendment. This Amendment shall not change, modify, amend or revise the terms, conditions and provisions of the Loan Agreement, the terms and provisions of which are incorporated herein by reference, except as expressly provided herein and agreed upon by the parties hereto. This Amendment is not intended to be nor shall it constitute a novation or accord and satisfaction of the outstanding instruments by and between the parties hereto. Borrower and Bank agree that, except as expressly provided herein, all terms and conditions of the Loan Agreement shall remain and continue in full force and effect. Borrower acknowledges and agrees that the indebtedness under the Loan Agreement remains outstanding and is not extinguished, paid or retired by this Amendment, or any other agreements between the parties hereto prior to the date hereof, and that Borrower is and continues to be fully liable for all obligations to Bank contemplated by or arising out of the Loan Agreement. Except as expressly provided otherwise by this Amendment, the credit facilities contemplated by this Amendment shall be made according to and pursuant to all conditions, covenants, representations and warranties contained in the Loan Agreement, as amended hereby.

B.       Definitions. Terms defined in the Loan Agreement which are used herein shall have the same meaning as set forth in the Loan Agreement unless otherwise specified herein.

C.       Additional Obligations of Borrower. In addition to the fees stated in the Loan Agreement, Borrower shall also pay: (i) all reasonable costs and expenses incidental to this Amendment, including, but not limited to, reasonable fees and out-of-pocket expenses of Bank’s counsel; and (ii) a non-refundable commitment fee in the amount of Ten Thousand and No/100 Dollars ($10,000.00), which fee shall be due and payable concurrently herewith related to the extension of a construction loan, and (iii) a non-refundable commitment fee in the amount of Four Thousand and No/100 Dollars ($4,000.00), which fee shall be due and payable concurrently herewith related to the extension of an equipment loan.

D.       Reaffirmation of Representations and Warranties. Borrower hereby reaffirms all representations and warranties contained in Section 3 of the Loan Agreement and within Section 3 of the Loan Agreement, all references to the Loan Agreement shall be deemed to include this Amendment.

E.       Reaffirmation of Covenants. Borrower hereby reaffirms its duty to comply with the covenants contained in Sections 4 and 5 of the Loan Agreement, as the same are modified herein.

F.       Reaffirmation of Events of Default and Rights of Bank. Borrower hereby reaffirms the events of default and rights of Bank contained in Section 6 of the Loan Agreement, as amended by this Amendment.

G.        Amendments.

(a)       Section 2.4 is hereby added to the Loan Agreement as follows:

2.4       Construction Loan. (a) Subject to the terms and conditions hereof, Bank shall lend to Borrower a construction draw loan (the “Construction Loan”) on September 28, 2018 in an aggregate amount not to exceed the Maximum Amount. Subject to the terms of Section 2.6 set forth herein and so long as no Event of Default has occurred, Borrower may obtain advances under the Construction Loan until the Term-Out Date, at which time Borrower’s right to obtain advances under the Construction Loan shall terminate and the unpaid principal balance, together with all accrued but unpaid interest and reimbursable expenses, shall be payable in accordance with the terms of that certain Construction Loan Note issued by Borrower to Bank dated September 28, 2018, as amended, modified or restated from time to time (the “Construction Loan Note”). The term of the Construction Loan shall expire on March 28, 2025 (the “Construction Loan Maturity Date”), unless the Construction Loan is sooner paid pursuant to the terms hereof.

(b)       The proceeds of the Construction Loan will be used to fund construction of an 11,300 square foot building expansion on Premises #2 (the “Project”).

(c)       Borrower shall have the right to prepay the principal of the Construction Loan in accordance with the provisions and prepayment penalties set forth in the Construction Loan Note. Early principal payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower’s obligation to continue to make regular monthly payments required by the Construction Loan Note. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Bank payments marked “paid in full”, “without recourse” or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank’s rights under the Construction Loan Note, and Borrower will remain obligated to pay any further amount owed to Bank.

(b)       Section 2.5 is hereby added to the Loan Agreement as follows:

2.5       Equipment Loan. (a) Subject to the terms and conditions hereof, Bank shall lend to Borrower an equipment draw loan (the “Equipment Loan”) on September 28, 2018 in an aggregate amount of One Million Four Hundred Twenty-Nine Thousand Two Hundred Fifty and No/100 Dollars ($1,429,250.00). So long as no Event of Default has occurred, Borrower may obtain advances under the Equipment Loan until the Term-Out Date, at which time Borrower’s right to obtain advances under the Equipment Loan shall terminate and the unpaid principal balance, together with all accrued but unpaid interest and reimbursable expenses, shall be payable in accordance with the terms of that certain Equipment Loan Note issued by Borrower to Bank dated September 28, 2018, as amended, modified or restated from time to time (the “Equipment Loan Note”). The term of the Equipment Loan shall expire on March 28, 2025 (the “Equipment Loan Maturity Date”), unless the Equipment Loan is sooner paid pursuant to the terms hereof.

(b)       The proceeds of the Equipment Loan will be used to fund equipment needs for the Project.

(c)       Borrower shall have the right to prepay the principal of the Equipment Loan in accordance with the provisions and prepayment penalties set forth in the Equipment Loan Note. Early principal payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower’s obligation to continue to make regular monthly payments required by the Equipment Loan Note. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Bank payments marked “paid in full”, “without recourse” or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank’s rights under the Equipment Loan Note, and Borrower will remain obligated to pay any further amount owed to Bank.

(c)       Section 2.6 is hereby added to the Loan Agreement as follows:

2.6       Disbursement Requirements.

(a) General Disbursement Requirements. In addition to the requirements of Section 2.6(b)-(c) hereof, all requests for disbursements of Construction Loan proceeds, including payments to be made to the Contractor or pursuant to any construction management agreement to be approved by the Bank pursuant to this Agreement, shall be made in accordance with the following requirements. These procedures are solely for the benefit of the Bank and do not constitute the Bank as the agent of the Borrower. The Borrower has no right to rely on these procedures for the protection of its interests. All disbursement requests shall be submitted to the Bank shall include a standard AIA Document G702 and G703, or such other form as shall be approved by the Bank, shall be approved by the Inspecting Architect, shall be certified as accurate by the Contractor and the Borrower, and shall indicate thereon the total cost of the Site Improvements authorized by the Bank and commenced by the Borrower, the total value of work in place or stored on Premises #2 for the Project, the total amounts previously disbursed by category of work for the Project, the amounts for which disbursement is then being requested and the cost of completing the Project. Each request for disbursement shall be subject to approval by the Bank and, following such approval, the Bank shall cause to be transferred by (i) direct deposit to the Borrower’s account with the Bank, or (ii) to such other person or entity as the Borrower may direct and as may be acceptable to the Bank, an amount not to exceed the approved amount of disbursement. The funds shall be either paid directly to the person or entity as directed by the Borrower or transferred by direct deposit or check to the Borrower’s checking account within not more than five (5) days following the date of approval of the disbursement by the Bank. The Borrower shall be responsible for advising the Bank of any delays in receiving any disbursement and shall allow the Bank a reasonable opportunity to cure any defect or deficiency in such transfer. Each disbursement request by the Borrower shall be deemed to be a request and consent to the disbursement of Construction Loan proceeds up to the amount of such request, plus any unpaid interest, fees and expenses, which may be then owed by the Borrower, and each transfer of Construction Loan proceeds in accordance herewith shall, as of the day of such transfer by the Bank, be deemed to be an authorized disbursement of Construction Loan proceeds, thereby increasing the principal balance due under the Construction Loan Note. Except for payment by the Bank of Inspecting Architect’s fees, disbursements shall be made not more frequently than monthly.

(b)       Requirements for Interim Disbursements. Unless waived in whole or in part by the Bank or the Bank’s representative, the Borrower shall submit the following items to the Bank prior to or together with each request for disbursement of Construction Loan proceeds:

(i)       A current endorsement to the title commitment by the appropriate title insurance company in which the title insurance company shall increase the amount of the title insurance coverage to the total principal amount then outstanding under the Construction Loan.

(ii)       Such certificates by the Contractor and the Borrower as shall be requested by the Bank.

(iii)       Disbursement requests on Form AIA G702 and AIA G703 and photocopies of all bills and invoices from all contractors, subcontractors, suppliers and materialmen requesting payment.

(iv)       Lien waivers from the Contractor with respect to disbursements as set forth in Section 2.6(b)(iii) and from all contractors, subcontractors, suppliers and materialmen (“Subcontractors”) with contracts over $25,000.00 with respect to the immediately prior disbursements.

(v)       A revised and updated Cost Breakdown reflecting the effects of approved change orders (not to exceed $25,000 without Bank’s consent), detailing the amount of any costs savings or overruns, and indicating the amount, if any, of additional equity required from the Borrower to maintain a loan-to-value of not greater than eighty-five percent (85%).

(vi)       The Borrower shall submit monthly and before each disbursement of Construction Loan proceeds the revised budgets of the Project indicating all amounts previously spent and projected to be spent for Site Improvements and Building, proceeds received, interest, architectural fees, engineering fees, legal fees, accounting fees, commitment fees, title insurance, inspection fees, recording fees, and release fees through the termination of the Project certified by the authorized representative of the Borrower, in form and substance acceptable to the Bank, including that such budgets and cash flow projections have been prepared on a basis consistent with those previously provided to the Bank and that the assumptions upon which they were prepared are reasonable and have not been changed from previous submissions except as indicated therein.

(vii)       The Inspecting Architect shall have physically inspected the Project and approved the disbursement request.

(viii)       If the Borrower shall not have included any interest, fees or expenses then payable to the Bank or for which the Bank shall require immediate reimbursement, the Borrower shall so indicate to the Bank and shall pay such amount to the Bank and if not paid when due and after any applicable cure period, the Bank is authorized to disburse such interest to itself and add such amount to the principal outstanding hereunder.

(c)       Requirements For Final Disbursement. In addition to the requirements set forth hereinabove for interim disbursements, the following conditions shall be satisfied and the following additional items shall be required for the final disbursement of Construction Loan proceeds:

(i)       The Project shall be substantially completed in accordance with the provisions set forth herein and shall be ready for use in the Borrower’s business. Substantial completion of the Site Improvements shall be evidenced by such proof as the Bank may in its reasonable discretion require, which proof shall include, but not be limited to, the following:

(a)       Inspection by a representative or agent of the Bank and certification of completion by the Inspecting Architect;

(b)       An affidavit by the Contractor certifying that construction of the Site Improvements and Building has been completed in accordance with the Plans and Specifications previously approved by Bank and all governmental authorities, that the Contractor has been (or will be with proceeds of the final disbursement) paid in full for such work, that all subcontractors, laborers, materialmen and suppliers of labor or material to the Project at the request of the Contractor have been paid in full and that no such person or entity claims or has a right to claim a valid mechanic’s or materialmen’s lien on Premises #2 or any part thereof, and containing such other customary representations as the Bank shall deem reasonably appropriate;

(c)       An updated as-built survey showing that all Site Improvements and Building are complete and indicating all easements, rights-of-way and all other encumbrances and exceptions. Such as-built survey shall be accompanied by a certificate from the surveyor indicating compliance with the ALTA Minimum Standard Detail Requirements. Such certificate shall be addressed to the Borrower, the Bank and the appropriate title company;

(d)       Original waivers of lien from the Contractor and from all subcontractors who will receive any of such proceeds;

(e)       Satisfactory evidence of connection of all public utilities to the Project; and

(f)       An affidavit by the Borrower certifying that to its knowledge construction of the Site Improvements and the Building is substantially complete in all material respects and has been performed in accordance with the plans and specifications previously approved by all governmental authorities, that all necessary occupancy, drainage and zoning licenses, certificates, approvals and/or permits have been issued, that all contractors and suppliers for the Project have been (or will be with proceeds of the final disbursement) fully paid and no one has currently filed or has a right to file a valid mechanic’s or materialmen’s lien on the Project or any part thereof, that there are no liens or encumbrances on all or any part of the Project other than those in favor of the Bank or those which have been approved in writing by the Bank, that all utilities are provided by governmental or public utility entities and have been connected to the Building, as appropriate, that Premises #2 is not located in a flood hazard area, that Premises #2 is not in violation of federal or state law provisions regarding the removal of hazardous waste from Premises #2, and certifying to all other customary matters which may reasonably be requested by the Bank.

(ii)       The appropriate title company shall issue a final endorsement to its policy, agreeing to delete all standard exceptions, including survey exceptions, from its final title insurance policy, and including a 3.1 zoning endorsement thereto. The title insurance commitment shall indicate that there are no recorded liens or encumbrances on or security interests in Premises #2 or the Borrower’s interest in Premises #2 or any collateral defined in this Agreement other than (i) utility easements, (ii) any items that have been approved by the Bank, and (iii) any other items permitted under the Loan Documents.

(d)           Section 5.10(a) of the Loan Agreement is hereby deleted and replaced with the following:

(a) Borrower shall not permit the Minimum Debt Service Coverage Ratio, tested quarterly and measured on a trailing twelve (12) month basis, to be less than 1.25 to 1.0, for the quarter ending June 30, 2018 and each quarter thereafter.

The “Minimum Debt Service Coverage Ratio” means, for any computation period, the ratio of: (a) the sum of Borrower’s (i) consolidated pre-tax net income for such period plus (ii) consolidated interest expense for such period, plus (iii) consolidated amortization expense during such period, plus (iv) consolidated depreciation expense during such period, plus (v) consolidated stock compensation expense during such period, plus (vi) non-recurring transaction costs of up to $525,000 related to the acquisition of Seventh Wave Laboratories, LLC and/or expansion of Premises #2, as approved by Bank (the sum of items (i) through (vi) “EBITDA”) less (vii) distributions/dividends paid by Borrower in cash during such period, less (viii) consolidated unfunded capital expenditure expenses during such period, excluding unfunded capital expenditures related to building expansion costs of up to $400,000 incurred during the fiscal year ended September 30, 2018 and up to $400,000 incurred during the fiscal year ended September 30, 2019, divided by (b) the sum of Borrower’s (i) scheduled or required principal payments during such period, plus (ii) consolidated cash interest payments made during such period.

H.            Exhibit 1 Definitions. The following provisions shall be new or amended definitions in Exhibit 1 of the Loan Agreement:

“Advance” means any disbursement of proceeds of the Construction Loan or Equipment Loan, as applicable.

“Architect” means any architect engaged for the Project.

“Building” means the buildings and other improvements to be constructed on Premises #2 as part of the Project.

“Construction Amount” means the means the amount, in the aggregate, incurred from time to time by the Borrower in connection with the construction of the Project, including, without limitation, amounts payable to suppliers, materialmen, laborers, engineers and the Contractor.

“Construction Loan” has the meaning assigned to that term in section 2.4 of the Agreement.

“Construction Loan Note” has the meaning assigned to that term in section 2.4 of the Agreement.

“Construction Loan Maturity Date” has the meaning assigned to that term in section 2.4 of the Agreement.

“Contractor” means the general contractor engaged for the Project.

“Equipment Loan” has the meaning assigned to that term in section 2.5 of the Agreement.

“Equipment Loan Note” has the meaning assigned to that term in section 2.5 of the Agreement.

“Equipment Loan Maturity Date” has the meaning assigned to that term in section 2.5 of the Agreement.

“Initial Closing” means the date of the first Advance of the Construction Loan.

“Inspecting Architect” means such architect, architectural firm or project inspector as the Bank may designate from time to time.

“Loans” means the Term Loan, Term Loan #2, Construction Loan, Equipment Loan, and the Revolving Loans.

“Maximum Amount” means the maximum amount available under the Construction Loan, which is the lesser of (a) Four Million Four Hundred Forty-Five Thousand and No/100 Dollars ($4,445,000.00), and (b) eighty-five percent (85%) of the Project’s “as complete” appraised value as determined by a state licensed certified general appraiser engaged by Bank (and whose value determination is concurred with by Bank’s designated review appraiser).

“Notes” means the Term Note, Term Note #2, Construction Loan Note, Equipment Loan Note and Revolving Note, together with any renewals, amendments, restatements and extensions thereof.

“Project” has the meaning assigned to that term in Section 2.4 of the Agreement.

“Site Improvements” means all improvements and appurtenances to Premises #2 and the Building hereafter constructed as part of the Project.

“Term-Out Date” means March 28, 2020.

“Third Amendment” means that certain Third Amendment to Credit Agreement executed by and between Borrower and Bank dated as of September 28, 2018.

I.              Necessary Documents/Conditions to Initial Closing. The obligation of Bank to make the initial Advance under the Construction Loan is subject to the receipt by Bank on or before the date of the Initial Closing of all of the following, each dated as of the date of the Initial Closing or another date acceptable to Bank and each to be in the form and substance approved by Bank on the date on which the Initial Closing occurs:

(1)          This Amendment executed by Borrower.

(2)          Construction Loan Note executed by Borrower.

(3)          Equipment Loan Note executed by Borrower.

(4)          Consent and Confirmation of Guaranty executed by Entity Guarantors.

(5)          Amended and Restated Mortgage (Premises #2) executed by BAS Evansville, Inc.

(6)          Mortgagor’s Affidavit (Premises #2) executed by BAS Evansville, Inc.

(7)          Second Modification of Mortgage (Premises #1) executed by Borrower.

(8)          Third Amended and Restated Environmental Indemnity Agreement executed by Borrower, BAS Evansville, Inc., and Seventh Wave Indiana.

(9)          Assignment of Contracts executed by Borrower.

(10)        Borrower’s Certificate executed by Borrower.

(11)        Receipt of a preliminary commitment for a mortgage policy of title insurance on a standard ALTA form in an amount not less than the Maximum Amount in form and substance and with such special endorsements as shall be acceptable to the Bank and counsel to the Bank relating to the Borrower’s interest in Premises #2.

(12)        Receipt of Loss Payee and Mortgagee Endorsements for Insurance relating to the collateral and copies of the insurance policies, including a builder’s risk insurance policy.

(13)        A complete project budget or cost breakdown (“Cost Breakdown”) certified by Borrower to be true, correct and complete and in form, scope and content acceptable to and approved in writing by the Bank, of all financing costs, costs of constructing the Project and the Building and other items of costs incidental to such construction (including site costs), which breakdown is incorporated into this Agreement as the basis upon which advances hereunder shall be made on account of each of the categories set forth in the cost breakdown.

(14)        Receipt of proof that the plans and specifications to be used for construction have been approved by all applicable local, state and federal authorities as well as the Bank and the Inspecting Architect and any material change, alteration or modification to the Plans and Specifications must be approved by the Bank, the Inspecting Architect and all necessary local, state and federal authorities prior to incorporation into the Project.

(15)        If any mechanics’ or materialmens’ liens on the Premises #2 shall have been filed prior to the date hereof or of any disbursement, the Borrower shall do all things necessary to either release such liens or to cause the appropriate title insurance company to grant affirmative insurance to the Bank that the Bank will not suffer any loss by reason of the foreclosure of such liens.

(16)        Receipt and approval of an ALTA survey of Premises #2 prepared by a registered professional engineer or land surveyor acceptable to the Bank which shows the dimensions of the Premises #2 with distances, degrees and angles, the total square foot area and a complete metes and bounds description of Premises #2 with reference to the beginning point and all adjoining or abutting streets and alleys, and showing the distances to the nearest intersecting streets. The survey shall also locate all improvements to Premises #2 and all front, rear and side building setback lines, easements and rights-of-way by specific description and any other matters which are the subject of recorded instruments affecting Premises #2. The survey shall be accompanied by a certificate by such engineer or surveyor indicating that the survey complies with the Minimum Standard Detail Requirements for ALTA/ASCM Surveys, which certificate shall be addressed to the Bank, the Borrower, and the appropriate title company. The survey and certificate shall bear a date not earlier than thirty (30) days prior to the date of the Initial Closing. The survey shall indicate the location of any flood plain or floodway affecting the Real Estate or the preparer shall certify that both (i) Premises #2 is not subject to flooding and (ii) Premises #2 is not located in a Special or Designated Flood Hazard Area. At the Initial Closing, Borrower shall provide proof that the surveyor has at such time been paid in full or that payment in full is being provided for as a part of the Initial Closing.

(17)        Receipt of an appraisal valuing the Project and Premises #2 (as a going concern) at not less than Five Million One Hundred Thousand and No/100 Dollars ($5,100,00.00) and review thereof by the Bank or its selected agent.

(18)        Such other documents, information, opinions, etc., as Bank may reasonably request.

J.             Representations and Warranties of Borrower. Borrower hereby represents and warrants, in addition to any other representations and warranties contained herein, in the Loan Agreement, the Loan Documents (as defined in the Loan Agreement) or any other document, writing or statement delivered or mailed to Bank or its agent by Borrower, as follows:

(1)          This Amendment constitutes a legal, valid and binding obligation of Borrower enforceable in accordance with its terms. Borrower has taken all necessary and appropriate corporate action for the approval of this Amendment and the authorization of the execution, delivery and performance thereof.

(2)          There is no Event of Default under the Loan Agreement, this Amendment or the Loan Documents.

(3)          Borrower hereby specifically confirms and ratifies its obligations, waivers and consents under each of the Loan Documents.

(4)          Except as specifically amended herein, all representations, warranties and other assertions of fact contained in the Loan Agreement and the Loan Documents continue to be true, accurate and complete.

(5)          Except as provided in writing to Bank prior to the date hereof, there have been no changes to the Articles of Incorporation, By-Laws, the identities of the named executive officers of Borrower, or the composition of the board of directors of Borrower since execution of the Loan Agreement.

(6)          Borrower acknowledges that the definition “Loan Documents” shall include this Amendment and all the documents executed contemporaneously herewith.

K.            Governing Law. This Amendment has been executed and delivered and is intended to be performed in the State of Indiana and shall be governed, construed and enforced in all respects in accordance with the substantive laws of the State of Indiana.

L.            Headings. The section headings used in this Amendment are for convenience only and shall not be read or construed as limiting the substance or generality of this Amendment.

M.           Counterparts. This Amendment may be signed in one or more counterparts, each of which shall be considered an original, with the same effect as if the signatures were upon the same instrument.

N.            Modification. This Amendment may be amended, modified, renewed or extended only by written instrument executed in the manner of its original execution.

O.            Waiver of Certain Rights. Borrower waives acceptance or notice of acceptance hereof and agrees that the Loan Agreement, this Amendment, and all of the other Loan Documents shall be fully valid, binding, effective and enforceable as of the date hereof, even though this Amendment and any one or more of the other Loan Documents which require the signature of Bank, may be executed by an on behalf of Bank on other than the date hereof.

P.             Waiver of Defenses and Claims. In consideration of the financial accommodations provided to Borrower by Bank as contemplated by this Amendment, Borrower hereby waives, releases and forever discharges Bank from and against any and all rights, claims or causes of action against Bank arising under Bank’s actions or inactions with respect to the Loan Documents or any security interest, lien or collateral in connection therewith as well as any and all rights of set off, defenses, claims, causes of action and any other bar to the enforcement of the Loan Documents which exist as of the date hereof.

Q.            Force and Effect. Except as otherwise modified herein, all other terms and conditions of the Loan Agreement remain in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY BLANK – SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE – THIRD AMENDMENT TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Credit Agreement to be executed by their duly authorized officers as of the day and year first above written.

Bioanalytical Systems, Inc.

By:	/s/ Jill C Blumhoff
Jill C. Blumhoff, Chief Financial Officer, VP Finance

FIRST INTERNET BANK OF INDIANA

By:	/s/ Katrina McWilliams
Katrina McWilliams, Vice President

STATE OF INDIANA	)
)SS:
COUNTY OF	)

Before me the undersigned, a Notary Public in and for said County and State, personally appeared Jill C. Blumhoff, the Chief Financial Officer and VP Finance of Bioanalytical Systems, Inc., an Indiana corporation, who acknowledged the execution of the above and foregoing Second Amendment to Credit Agreement on behalf of said entity.

Witness my hand and Notarial Seal this ___ day of ______________, 2018.

Notary Public

Printed

My Commission Expires:	My County of Residence: